Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS SIGNIFICANT DECREASES IN LOSSES AND NONPERFORMING ASSETS FOR THE THIRD CONSECUTIVE QUARTER
Stamford, Connecticut August 5, 2010, Patriot National Bancorp, Inc (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported the following highlights for the quarter and six months ended June 30, 2010:

•	A $6.9 million or 83% improvement in pretax quarterly results compared to the second quarter of 2009.

•	A $1.5 million or 52% improvement in pretax quarterly results compared to the first quarter of 2010.

•	A $5.4 million or 56% improvement in pretax year to date results compared to the six months ended June 30, 2009.

•	A decrease in quarterly and year to date charge-offs of $4.5 million or 74% and $4.1 million or 57%, respectively.

•	A decrease in the quarterly and year to date provision for loan losses of $5.4 million or 91% and $6.3 million or 84%, respectively.

•	A decrease in the level of loans placed on nonaccrual of $51.5 million or 94% compared to June of 2009

•	A decrease in nonperforming assets of $35 million or 24% compared to September of 2009.

Patriot National Bancorp reported a pretax loss of $1.4 million for the quarter ended June 30, 2010 which represents an improvement of $6.9 million or 83% compared to the same period last year and an improvement of $1.5 million or 52% when compared to results for the first quarter of 2010.  The pretax loss of $4.3 million for the six months ended June 30, 2010 represents an improvement of $5.4 million or 56% when compared to the six months ended June 30, 2009.  The net loss for the quarter ended June 30, 2010 was $1.4 million as compared to a net loss of $4.6 million for the quarter ended June 30, 2009.  On a per share basis, the net loss was $0.29 for the quarter ended June 30, 2010, as compared to a net loss of $0.98 for the quarter ended June 30, 2009.  For the six month period ended June 30, 2010 the net loss was $4.5 million ($0.95 per share) as compared to a net loss of $5.7 million ($1.21 per share) for the six months ended June 30, 2009.

The quarter ended June 30, 2010 is the third consecutive quarter during which total nonperforming assets declined.   Nonperforming assets which consist of non-accrual loans and other real estate owned (“OREO”) were $110.6 million at June 30, 2010 as compared to $145.6 million at September 30, 2009; this represents an improvement of $35.0 million or 24% over the nine month period.  This decrease supports Management’s opinion, stated in the 2009 earnings release, that nonperforming assets peaked during the third quarter of 2009.  The $110.6 million of nonperforming assets is comprised of $6.7 million of OREO properties and $103.9 million of non-accrual loans.  Of the $103.9 million in non-accrual loans, $31.3 million or 30% of non-accrual loans consisting of 25 notes are under 30 days past due as to payments.  The $6.7 million in OREO consists of three properties none of which have been in OREO greater than one year.  During the six month period ended June 30, 2010, OREO declined by $12.3 million or 65% reflecting the disposition of six properties on which the Company recorded net losses of $173,000 or approximately 1% at the time of sale.

The quarter ended June 30, 2010 is also the fifth consecutive quarter during which the level of loans placed on nonaccrual declined demonstrating a consistent improvement in the risk profile of the portfolio.  Additions to nonaccrual loans during each of the previous five quarters were:  June 30, 2010 - $3.3 million, March 31, 2010 - $4.0 million, December 31, 2009 - $9.3 million, September 30, 2009 - $26.2 million and June 30, 2009 - $54.8 million.

Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank stated that he is encouraged by the improvements described above, as well as by continuing increases in the median sales prices and the volume of single family residences sold in Fairfield County, Connecticut and Westchester County, New York, two of the primary lending areas of the Bank.  He further stated that these are hopeful signs that confirm management’s belief that negative conditions “bottomed out” in mid-2009 and there are indications that prospects for a recovery remain favorable.

Mr. Howell further stated that the Bank weathered the worst financial crisis and local real estate market decline since the Great Depression.  “We assembled a strong loan workout team and loan review team and are experiencing positive results.  Management is confident that the loan loss reserve is ample to absorb any losses embedded in the portfolio”.

Despite the residual effects of the economic crisis of 2008 – 2009, actual losses on loans paid-off continue to remain low.  For the six months ended June 30, 2010, loan payoffs totaled $78.7 million on which Bancorp incurred approximately $189,000 or 0.24% in actual realized losses as compared to the loan loss allowance coverage ratio of 2.26% to total loans at June 30, 2010.  The Bank’s traditionally conservative underwriting standards and low loan-to-value ratios at loan origination have mitigated the level of these actual realized losses at the time the loans are paid off.

Net interest income increased to $5.9 million for the three months ended June 30, 2010 as compared to $4.4 million for the three months ended June 30, 2009.  The improvement in net interest income is primarily the result of the continuing improvement in the overall cost of funds; interest expense on deposits declined 51% when compared to the same period last year.  The net interest margin for the second quarter of 2010 was 3.12% which reflects an impact of 53 basis points for delinquent interest payments received on nonaccrual loans in the second quarter; the net interest margin for the same period last year was 1.91%.

The provision for loan losses of $512,000 recorded for the second quarter of 2010 represents a decrease of $5.4 million when compared to the same period last year.  Loans decreased $108.9 million or 15% as compared to June 30, 2009.  This decrease in the loan portfolio combined with the downward trend in nonperforming assets contributed to the improvement in the provision.  This decrease also reflects the ongoing execution of the Bank’s strategic decision to improve the risk profile of its loan portfolio by reducing its construction and commercial real estate loan concentrations.  Loan charge-offs, net of recoveries for the second quarter of 2010 were $1.6 million as compared to $6.0 million for the second quarter of 2009.

Noninterest income of $560,000 for the three months ended June 30, 2010 represents a decrease of $106,000 when compared to the same period last year.  The results for last year include higher levels of mortgage brokerage referral fees and higher earnings on the cash surrender value of life insurance.  Noninterest expenses of $7.3 million are $111,000 or 1% less than those recorded for the second quarter of 2009.

Total assets decreased $49.9 million from $866.4 million at December 31, 2009 to $816.4 million at June 30, 2010.  Total loans decreased $41.2 million from $645.2 million at December 31, 2009 to $603.9 million at June 30, 2010.

Total deposits decreased $46.1 million from $761.3 million at December 31, 2009 to $715.2 million at June 30, 2010.  Much of the decrease in deposits can be attributed to Bancorp’s strategy to reduce rate sensitive deposits resulting in a lower cost of funds and an improvement in spreads.

Strategic balance sheet management and a reduction in higher risk loans resulted in an increase in Bancorp’s Capital Ratios at June 30, 2010 compared to December 31, 2009:
	June 30, 2010	December 31, 2009

Total Risk Based Capital	8.70%	8.58%
Tier 1 Risk Based Capital	7.36%	7.22%
Tier 1 Leverage	4.74%	4.72%

As of June 30, 2010 Bancorp and the Bank are considered “adequately capitalized” under applicable regulatory guidelines. There are no conditions or events since then that management believes have changed the Bank’s classification.  As previously disclosed, Bancorp, the Bank and PNBK Holdings LLC, an unaffiliated entity, entered into a Securities Purchase Agreement dated as of December 16, 2009, as amended by that certain First Amendment to Securities Purchase Agreement dated as of May 3, 2010 (the “SPA”) pursuant to which Bancorp has agreed to issue and sell and PNBK Holdings has agreed to purchase 33,333,333 shares of Bancorp common stock (as adjusted) for $50,000,000, subject to certain conditions and contingencies.  This transaction is expected to close in the third quarter of 2010.  The capital raised from the SPA should restore the Bank to the well capitalized regulatory classification.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 19 full service branches, 16 in Connecticut and three in New York. It also has a loan production office in Stamford, CT.

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
	(000)	(000)	(000)	(000)
Net interest income	$5,887	$4,404	$11,896	$9,932
Non-interest income	561	667	1,099	1,689
Non-interest expense	7,336	7,447	16,063	13,753
Provision for loan losses	512	5,956	1,239	7,556
Loss before taxes (Provision) Benefit for Income Taxes Net loss	1,400 - 1,400	8,333 3,696 4,637	4,307 (225) 4,532	9,688 3,954 5,734
Loans at period end	603,964	712,918	603,964	712,918
Deposits at period end	715,243	859,377	715,243	859,377
Assets at period end	816,470	980,835	816,470	980,835
Shares outstanding	4,763	4,763	4,763	4,763
Loss per share	$ 0.29	$ 0.98	$ 0.95	$ 1.21

Statements in this earnings release that are not historical facts are considered to be forward-looking statements.  Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance.  All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements.  Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release.  Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.  A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2009.